Exhibit 3.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
ADCARE HEALTH SYSTEMS, INC.

In accordance with Sections 14-2-602(e) and 14-2-1006 of the Georgia Business Corporation Code (the “Code”), ADCARE HEALTH SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is AdCare Health Systems, Inc.

2.
Article II, Section 2.1 of the Corporation’s Articles of Incorporation, as amended, is hereby amended as follows: the number “1,550,000” as set forth in the first sentence of Article II, Section 2.1 is hereby deleted in its entirety and replaced with the number “3,000,000”.

3.
Article III, Section 3.1 of the Corporation’s Articles of Incorporation, as amended, is hereby amended as follows: the number “1,550,000” as set forth in the first sentence of Article III, Section 3.1 is hereby deleted in its entirety and replaced with the number “3,000,000”.

4.	The foregoing amendments were adopted by the Corporation’s Board of Directors on May 27, 2015.

5.
Such amendments were duly adopted by Corporation’s Board of Directors, and shareholder action was not required pursuant to the authority granted to the Corporation’s Board of Directors by Section 14-2-602(e) of the Georgia Business Corporations Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned duly authorized officer, this 28th day of May, 2015.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ William McBride III
Name:	William McBride, III
Title:	Chairman and Chief Executive Officer

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